Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the twelve months ended June 30, 2011 give effect to the acquisition of Macarthur as if it had occurred at the beginning of the periods presented. The following unaudited pro forma condensed combined balance sheet information as of June 30, 2011, gives effect to the acquisition of Macarthur as if it had occurred on June 30, 2011.

The unaudited pro forma condensed combined financial information included in this offering memorandum is based on the historical financial statements of Peabody and Macarthur and on certain assumptions that we believe to be reasonable, which are described in the notes to the statements below. We have determined the fair values of the Macarthur assets to be acquired and liabilities that we have assumed based only on our internal valuation and analysis, and accordingly, the pro forma financial statements do not include an allocation of the purchase price to reflect the fair value of those assets and liabilities based on an independent valuation. Once this independent valuation is completed, this pro forma information will be adjusted. Furthermore, because we did not take control of Macarthur’s Board of Directors until October 26, 2011, we have had limited access to Macarthur’s financial information. This pro forma information may be adjusted based upon information that we obtain in the future. These adjustments may be material.

The unaudited pro forma condensed combined financial information included in this offering memorandum has not been fully prepared in compliance with Article 11 of Regulation S-X of the SEC or U.S. GAAP.

The unaudited pro forma financial information:

•

Does not purport to represent what the consolidated results of operations actually would have been if the acquisition of Macarthur had occurred at the beginning of the periods presented or what those results will be for any future periods or what the consolidated balance sheet would have been if the acquisition of Macarthur had occurred on June 30, 2011. The pro forma adjustments are based on information current as at November 2, 2011 (being the latest practicable date prior to our announcement of the terms of this offering); and

•

Has not been adjusted to reflect any matters not directly attributable to implementing the acquisition of Macarthur. No adjustment, therefore, has been made for actions which may be taken once the offer is complete, such as any of our transition plans related to Macarthur. As a result, the actual amounts recorded in our consolidated financial statements will differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

The unaudited pro forma condensed combined financial information has been compiled from the following sources:

•

Our historical information has been extracted without material adjustment from our audited consolidated financial statements for the year ended December 31, 2010 contained in our Annual Report on Form 10-K and unaudited condensed consolidated financial statements for the six months ended June 30, 2011 contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Our historical information for the last twelve months ended June 30, 2011 was computed as (1) our audited historical information for the year ended December 31, 2010 plus (2) our unaudited historical information for the six months ended June 30, 2011 minus (3) our unaudited historical information for the six months ended June 30, 2010.

•	Financial information of Macarthur prepared on the basis of IFRS has been extracted without material adjustment from Macarthur’s audited consolidated financial statements for the fiscal years ended June 30, 2010 and June 30, 2011, which are included elsewhere in this offering memorandum. The financial information of Macarthur for the year ended December 31, 2010 was computed as (1) the audited historical financial information for the year ended June 30, 2010 plus (2) the unaudited historical financial information for the six months ended December 31, 2010 minus (3) the unaudited historical financial information for the six months ended December 31, 2009. Certain amounts were reclassified to conform to our presentation.

•

Financial information of Macarthur prepared on the basis of IFRS has been extracted without material adjustment from Macarthur’s unaudited consolidated financial statements for the six months ended December 31, 2010 and 2009. Certain amounts were reclassified to conform to Peabody’s presentation.

•

The Macarthur financial information in this table has been translated from Australian dollars to U.S. dollars using the historic exchange rates below. The average exchange rates applicable during the periods presented for the unaudited pro forma condensed combined statements of earnings and the period end exchange rate for the unaudited pro forma condensed combined consolidated balance sheet are:

Average exchange rate for year ended December 31, 2010	$0.9197
Average exchange rate for twelve months ended June 30, 2011	$0.9891
Period end rate for June 30, 2011	$1.0739

•

The unaudited pro forma condensed combined financial information includes adjustments for certain significant differences between Macarthur’s financial information prepared in accordance with IFRS and our financial information prepared in accordance with U.S. GAAP which are described in the notes to the unaudited pro forma condensed combined financial information.

The following pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	our consolidated financial statements for the year ended December 31, 2010 and for the six months ended June 30, 2011 and the notes relating thereto, incorporated herein by reference; and

•	the consolidated financial statements of Macarthur for the fiscal years ended June 30, 2011 and 2010 included elsewhere in this offering memorandum

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010:

	Peabody	Macarthur IFRS (In A$)	Macarthur IFRS (In US$)	Pro Forma Adjustments		Pro Forma As Adjusted
	(In millions)
Results of Operations Data:
Total revenues	$6,860.0	$772.4	$710.4	$—		$7,570.4
Costs and expenses	5,534.3	489.2	449.9	145.8	(1),(2),(A)	6,130.0

Operating profit	1,325.7	283.2	260.5	(145.8)		1,440.4
Interest expense	222.1	10.5	9.7	250.7	(B)	482.5
Interest income	(9.6)	(19.9)	(18.3)	2.6	(B)	(25.3)

Income from continuing operations before income taxes	1,113.2	292.6	269.1	(399.1)		983.2
Income tax provision (benefit)	308.1	65.8	60.5	(138.7	) (3),(C)	229.9

Income from continuing operations, net of income taxes	805.1	226.8	208.6	(260.4)		753.3
Loss from discontinued operations, net of income taxes	(2.9)	—	—	—		(2.9)

Net income (loss)	802.2	226.8	208.6	(260.4)		750.4
Less: net income attributable to noncontrolling interests	28.2	—	—	—		28.2

Net income (loss) attributable to common stockholders	$774.0	$226.8	$208.6	$(260.4)		$722.2

Unaudited pro forma condensed combined statement of operations for the last twelve months ended June 30, 2011:

	Peabody	Macarthur IFRS (In A$)	Macarthur IFRS (In US$)	Pro Forma Adjustments		Pro Forma As Adjusted
				(In millions)
Results of Operations Data:
Total revenues	$7,435.9	$687.3	$679.8	$—		$8,115.7
Costs and expenses	5,924.1	378.3	374.2	194.5	(1),(2),(A)	6,492.8

Operating profit	1,511.8	309.0	305.6	(194.5)		1,622.9
Interest expense	214.3	11.6	11.5	250.7	(B)	476.5
Interest income	(14.6)	(28.4)	(28.1)	2.6	(B)	(40.1)

Income from continuing operations before income taxes	1,312.1	325.8	322.2	(447.8)		1,186.5
Income tax provision (benefit)	386.2	84.4	83.5	(153.3	) (3),(C)	316.4

Income from continuing operations, net of income taxes	925.9	241.4	238.7	(294.5)		870.1
Loss from discontinued operations, net of income taxes	(3.7)	—	—	—		(3.7)

Net income (loss)	922.2	241.4	238.7	(294.5)		866.4
Less: net income attributable to noncontrolling interests	26.8	—	—	—		26.8

Net income (loss) attributable to common stockholders	$895.4	$241.4	$238.7	$(294.5)		$839.6

See notes to the unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined balance sheet at June 30, 2011:

	Peabody	Macarthur IFRS (In A$)	Macarthur IFRS (In US$)	Pro Forma Adjustments		Pro Forma As Adjusted
				(In millions)
Current assets:
Cash and cash equivalents	$1,176.9	$415.2	$445.9	$(1,042.0	) (A),(B)	$580.8
Short-term investments	75.0	—	—	—		75.0
Accounts receivable, net	644.8	48.0	51.5	—		696.3
Inventories	374.0	38.9	41.8	29.8	(A)	445.6
Assets from coal trading activities, net	109.2	—	—	—		109.2
Deferred income taxes	103.5	—	—	—		103.5
Other current assets	627.0	911.9	979.3	(471.0	) (1),(A)	1,135.3

Total current assets	3,110.4	1,414.0	1,518.5	(1,483.2)		3,145.7
Property, plant, equipment and mine development, net	7,584.0	240.6	258.4	3,602.5	(2),(A)	11,444.9
Investments and other assets	1,051.2	480.9	516.3	341.0	(1),(2),(A),(B)	1,908.5

Total assets	$11,745.6	$2,135.5	$2,293.2	$2,460.3		$16,499.1

Current liabilities:
Current maturities of long-term debt	$43.8	$18.7	$20.1	$25.0	(B)	$88.9
Liabilities from coal trading activities, net	106.1	—	—	—		106.1
Accounts payable and accrued expenses	1,335.6	136.8	146.9	216.9	(A)	1,699.4

Total current liabilities	1,485.5	155.5	167.0	241.9		1,894.4
Long-term debt, less current maturities	2,468.2	61.0	65.5	4,089.0	(B)	6,622.7
Deferred income taxes	597.8	90.6	97.3	94.4	(A)	789.5
Asset retirement obligations	520.4	30.3	32.5	—		552.9
Accrued postretirement benefit costs	965.5	—	—	—		965.5
Other noncurrent liabilities	462.9	4.6	4.9	—		467.8

Total liabilities	6,500.3	342.0	367.2	4,425.3		11,292.8
Equity:
Stockholders’ equity before noncontrolling interests	5,215.4	1,793.5	1,926.0	(1,965.0	) (1),(2),(A),(B)	5,176.4
Noncontrolling interests	29.9	—	—	—		29.9

Total stockholders’ equity	5,245.3	1,793.5	1,926.0	(1,965.0)		5,206.3

Total liabilities and stockholders’ equity	$11,745.6	$2,135.5	$2,293.2	$2,460.3		$16,499.1

See notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

IFRS and U.S. GAAP Differences

There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of proposed changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and U.S. GAAP have significant projects ongoing that could have a significant impact on future comparisons between IFRS and U.S. GAAP, which could have a significant impact on us or the combined company.

Assumption Regarding Shares Acquired

The pro forma presentation assumes 100% of the Macarthur shares are acquired at A$16.25 per share. Should we acquire less than 100% of the outstanding shares, the ultimate amount of consideration paid and the allocation of purchase accounting and other required adjustments will change.

Adjustments for Differences in Accounting Policies Relating to Overburden and Exploration and Evaluation Activities

The following adjustments have been made to highlight two significant differences between Peabody’s accounting policies and Macarthur’s accounting policies. Macarthur’s financial statements have been prepared in accordance with IFRS, which differs from the accounting policies used by Peabody. To date, we have not performed a complete analysis of the differences in accounting policies of Peabody and Macarthur and, accordingly, other differences, which may be material, may exist that have not been highlighted in this offering memorandum. As noted above, there has been no attempt to identify future differences between IFRS and U.S. GAAP.

(1) Overburden in advance

Macarthur capitalizes costs incurred in the removal of overburden from coal deposits (“overburden in advance”) and defers the recognition of the expense until the coal is extracted while Peabody, in accordance with U.S. GAAP, expenses these items as incurred while a mine is in production. The following table sets forth the amount of Macarthur’s overburden in advance asset balances:

As of	Overburden in Advance Asset Balance
	(Amounts in A$ millions)
	Current Portion	Noncurrent portion	Total
June 30, 2011	$182.3	$21.8	$204.1
December 31, 2010	155.2	25.8	181.0
June 30, 2010	146.5	19.9	166.4
December 31, 2009	148.9	27.8	176.7

The adjustments made to the pro forma condensed combined statements of operations were determined by calculating the net change in the total overburden in advance amounts from the beginning of period to the end of period amounts. The A$ net changes in total overburden in advance reflected in the condensed combined statement of operations, all of which increased costs and expenses, are as follows:

(Amounts in A$ millions)
Twelve months ended June 30, 2011	$37.7
Year ended December 31, 2010	4.3

The pro forma condensed combined balance sheet adjustment was based on period end balances multiplied by the period end exchange rate. The pro forma condensed combined statement of operations adjustments were based on the net change during the period multiplied by the average exchange rate for the period.

(2) Exploration and evaluation activities

Macarthur capitalizes exploration and evaluation costs and when production commences depreciates them using a units of production basis while Peabody, in accordance with U.S. GAAP, expenses such costs as incurred to the extent such costs represent exploration or evaluation activities. Macarthur’s exploration and evaluation asset balances subject to adjustment included property, plant, equipment and mine development, net of A$10.4 million and investments and other assets of A$63.2 million as of June 30, 2011.

The adjustments made to the pro forma condensed combined statements of operations were determined by calculating the net change in capitalized exploration costs from the beginning of period to the end of period, adjusting for any items transferred to property, plant and equipment under IFRS. The net changes in total capitalized exploration and evaluation costs were as follows:

(Amounts in A$ millions)
Twelve months ended June 30, 2011	$12.4
Year ended December 31, 2010	12.5

The pro forma condensed combined balance sheet adjustment was based on period end balances multiplied by the period end exchange rate. The pro forma condensed combined statement of operations adjustments were based on the net change during the period multiplied by the average exchange rate for the period.

(3) Tax effects of overburden and exploration and evaluation adjustments

In order to illustrate the after tax effects of the overburden and exploration and evaluation adjustments in the pro forma condensed combined statements of operations, an adjustment to the income tax provision was calculated by multiplying the before tax adjustments by 30%, the Australian statutory rate.

Transaction Pro Forma Adjustments

The following adjustments have been made to give effect to the Transactions:

(A) Purchase price allocation

We have based our preliminary allocation of purchase price on our internal analysis using certain estimates and assumptions in estimating fair value. However, an independent valuation of the fair values for the estimated purchase price allocation and tax basis has not been performed on the individual assets and liabilities of Macarthur. Therefore, once a detailed analysis of the fair values for book and tax purposes has been performed and an independent valuation is completed, the actual fair values assigned may differ and the impact on operating costs and depreciation, depletion and amortization may also differ from the estimates provided herein.

An acquisition of less than 100% of the outstanding shares would result in the recognition of a noncontrolling interest related to the equity ownership not acquired, and could require recognition of deferred taxes for book basis amounts that cannot be deducted for tax purposes. Deferred tax amounts would then be remeasured each period end as a monetary item, the impact of which would increase/decrease our income tax provision.

The estimated purchase consideration amounts shown in U.S. dollars (in millions) using an assumed exchange rate of $1.03 per A$ was allocated to Macarthur assets and liabilities as follows:

Cash and cash equivalents	$445.9
Accounts receivable, net	51.5
Inventories	71.6
Other current assets	504.3
Property, plant, equipment and mine development, net	3,860.9
Investments and other assets	800.3
Current maturities of long-term debt	(20.1)
Accounts payable and accrued expenses	(363.8)
Long-term debt, less current maturities	(65.5)
Deferred income taxes	(191.7)
Asset retirement obligations	(32.5)
Other noncurrent liabilities	(4.9)

$5,056.0

The adjustments made to the pro forma condensed combined statements of operations reflect the additional expense for the estimated impact of the fair value adjustment for coal inventory and estimated impact on depreciation, depletion and amortization for the fair value adjustment for property, plant and equipment (including owned and leased mineral rights).

(B) Financing activities

The adjustments to the pro forma condensed combined balance sheet reflect cash and cash equivalents assumed to be used for the acquisition of Macarthur of $1,042.0 million, the pro forma cash proceeds that would be received upon entering into the new term loan facility of $1,000.0 million ($25.0 million reflected in current maturities of long-term debt), issuing the notes offered hereby totaling $2,750.0 million, borrowing $364.0 million under our revolving credit facility under the 2010 Credit Facility and the deferred financing fees associated with the 2011 Term Loan Facility, the notes offered hereby and the Bridge Facility of $61.0 million ($4.0 million reflected in current assets and $57.0 million reflected in noncurrent assets).

The adjustments to the pro forma condensed combined statements of operations reflect the pro forma adjustment to interest expense related to the amortization of deferred financing fees associated with the 2011 Term Loan Facility, the revolving credit facility, the notes offered hereby and the Bridge Facility and the pro forma adjustment to interest expense associated with the 2011 Term Loan Facility, the notes offered hereby and the Bridge Facility. The interest rate applied to the 2011 Term Loan Facility was approximately 2.75%, reflecting an assumed LIBOR plus applicable margin rate. The interest rate applied to the notes offered hereby reflects an average rate of 6.75%. For each percentage point by which the average interest rate on the notes offered hereby exceeds 6.75%, this adjustment would increase by approximately $27.5 million per year. The interest expense associated with the Bridge Facility reflects assumed fees of $18.0 million. Also reflected in the pro forma condensed combined statements of operations are adjustments for foregone interest income associated with the cash and cash equivalents assumed to be used for the acquisition of Macarthur at an estimated rate of 0.25% and the payment and expensing of estimated acquisition costs of $25.0 million.

(C) Tax effects of Transaction adjustments

In order to illustrate the after tax effects of the Transaction adjustments in the pro forma condensed combined statements of operations, an adjustment to the income tax provision was calculated by multiplying the before tax adjustments by 30% for purchase accounting adjustments (the Australian statutory rate) and 37.5% (our blended U.S. statutory rate) for financing and transaction adjustments.

8.5 –
9.5
Australia Platform Expanding Through
Organic Growth and Macarthur Acquisition
Expansions are in
process at Burton,
Wilpinjong, Metropolitan
and other operations
Tons in Millions
12 – 15
27
45 – 50
27 – 29
Macarthur volumes based on Macarthur plans at time of acquisition; ultimate production and timing subject to future investments and other factors.

6
12 – 13
6.5
15 – 17
~8
50

20
0
10
2010 2011 2014 - 2015
10
Expected Australia Volumes
Expected Australia Volumes
Domestic Thermal
Met Macarthur
Seaborne Thermal
1